Exhibit 8.1

11 S. Meridian Street Indianapolis, IN 46204-3535 317-236-1313 317-231-7433 (Fax) www.btlaw.com

July 14, 2017

Lafayette Community Bancorp

301 South Street

Lafayette, IN 47902

Horizon Bancorp

515 Franklin Square

Michigan City, IN 46360

Ladies and Gentlemen:

In connection with the proposed merger (the “Merger”) of Lafayette Community Bancorp, a corporation organized under the laws of the State of Indiana (“LFCB”), into Horizon Bancorp, a corporation organized under the laws of the State of Indiana (“Horizon”), pursuant to an Agreement and Plan of Merger dated as of May 23, 2017, by and between Horizon and LFCB (the “Merger Agreement”), we have been asked by LFCB to render our opinion with respect to certain Federal income tax consequences of the Merger.

In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the relevant factual statements concerning the Merger set forth in the Merger Agreement are true, complete and correct as of the date hereof and at the Effective Time; and (iii) the factual representations made by the parties in the Merger Agreement and in their respective officers certificates delivered to us for purposes of this opinion, which are hereby incorporated by reference are true, complete and correct as of the date hereof and will remain so at the Effective Time. We have assumed that the officers certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to the Merger Agreement, each as of the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the terms and conditions of the Merger Agreement. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

Our opinion is based solely upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations, rulings and judicial decisions thereunder, all as in effect on the date hereof, and the factual information contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information contained in each of such documents.

We understand that pursuant to the Merger Agreement, upon consummation of the Merger, each share of LFCB common stock (1,948,000 total shares issued and outstanding), no

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Lafayette Community Bancorp

Horizon Bancorp

July 14, 2017

par value (“LFCB Common Stock”) will be converted into the right to receive, a combination of cash and Horizon Common Stock in the amount of (i) $1.73 in cash, and (ii) 0.5878 shares of Horizon common stock (the “Horizon Common Stock”); provided, however, that any holder of LFCB Common Stock owning less than 100 shares of LFCB Common Stock as of the Effective Time will only be entitled to receive $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock. LFCB shareholders who comply with the requirements of Indiana law for dissenting shareholders will be entitled to receive cash in payment for their shares of LFCB Common Stock. We understand that all options to purchase LFCB Common Stock outstanding immediately prior to the Effective Date, whether or not vested, will be converted into the right to receive from Horizon, at the effective time of the Merger, an amount of cash equal $17.25 per share, minus the per share exercise price for each share subject to a LFCB stock option, less applicable tax withholdings.

Barnes & Thornburg LLP has assumed, for purposes of its opinion, that at the Effective Time, LFCB will merge into Horizon and shortly thereafter or simultaneously therewith, Lafayette Community Bank (“LCB”), a wholly-owned subsidiary of LFCB, will merge into Horizon Bank, N.A. (“Horizon Bank”), a wholly-owned subsidiary of Horizon.

Barnes & Thornburg LLP has assumed, for purposes of its opinion, that LFCB will not proceed with the Merger if, at the Effective Time, the value of the Horizon Common Stock received by the LFCB shareholders in the Merger is less than 40% of the total consideration received by the LFCB shareholders. Based upon the foregoing, our opinion is as follows:

Tax-free Reorganization. The Merger will qualify as a statutory merger under Indiana state law. The Merger will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a) of the Code, meaning that none of LFCB, Horizon, LCB and/or Horizon Bank, will recognize any gain or loss with respect to the Merger, provided that the continuity of interest requirement is met, as discussed below. Sections 361 and 1032 of the Code.

The continuity of interest of the shareholders of LFCB before the Merger must be preserved in connection with the Merger. The continuity of interest (“COI”) requirement “requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization.” Treas. Reg. §1.368-1(e)(1)(i). Pursuant to the Merger Agreement, the continuing interest transferred to the LFCB shareholders is in the form of Horizon Common Stock. The Horizon Common Stock must also represent a substantial part of the total consideration transferred and the LFCB shareholders must retain a definite and material interest in the property transferred. The United States Supreme Court has held that the COI requirement was met where the continuing equity interest that was transferred was as low as 38%. Nelson v. Helvering, 296 U.S. 374 (1935). At least one other court has held that the COI requirement was satisfied where the continuing equity interest that was transferred was as low as 25%. Miller v. Comm’r, 84 F.2d 415 (6th Cir. 1936). In addition, Treasury Regulations provide examples in which transactions intended to be treated as a reorganization under Code Section 368(a) and in which 40% of the aggregate consideration provided to the target shareholders was in the form of stock of the acquiring corporation was sufficient to satisfy the COI requirement. Treas. Reg. § 1.368-1(e)(2)(v). Further, if stock of acquiring corporation is provided to target

Lafayette Community Bancorp

Horizon Bancorp

July 14, 2017

shareholders but is purchased or redeemed by acquiring corporation following the merger, Treasury Regulations provide examples which treat such acquiring stock as payments of cash by acquiring corporation to target shareholders for purposes of the COI requirement. Treas. Reg. §§ 1.368-1(e)(2)(v), Ex. 3; and (e)(8), Ex 1, 4, and 9.

Based on the Horizon stock price as of May 22, 2017 ($25.38), the COI requirement is satisfied because the approximate value of the Horizon Common Stock required to be given in the Merger (1,145,034.40 shares, or 1,948,000.00 shares x 0.5878) as of May 22, 2017 (fair market value of $29,060,973.07) is greater than the 40% threshold ($12,778,880.00). Therefore, it is the opinion of Barnes & Thornburg LLP that the COI requirement will be met in the Merger, if consummated pursuant to the assumptions referred to above, because the LFCB shareholders in the aggregate will receive Horizon Common Stock whose value is not less than 40% of the value of the total consideration received by the LFCB shareholders for their LFCB Common Stock.

Exchange of LFCB Common Stock for Horizon Common Stock and Cash. As of the Effective Time, a LFCB shareholder who receives a combination of Horizon Common Stock and cash pursuant to the Merger will not recognize gain or loss to the extent that such LFCB shareholder receives Horizon Common Stock as consideration, but such LFCB shareholder will recognize gain (if any) in an amount not in excess of the amount of cash received. Section 354 of the Code. Any recognized gain (limited, again, by the amount of cash received) will be eligible for capital gain treatment (assuming the LFCB shareholder’s shares of LFCB Common Stock are held as a capital asset by the LFCB shareholder) unless such receipt of cash has the effect of a distribution of a dividend, as provided in Section 356 of the Code, in which case such gain will be taxable as either ordinary income or qualified dividend income (as discussed below) to the extent of the LFCB shareholder’s ratable share of LFCB’s accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder’s holding period for such shares is greater than one year. Any gain treated as qualified dividend income will be taxable to individual LFCB shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. Gain treated as ordinary income will be taxed at ordinary income rates.

The stock redemption provisions of Section 302 of the Code, as interpreted by the United States Supreme Court in Clark v. Commissioner, 489 U.S. 726 (1989), apply in determining whether cash received by a LFCB shareholder pursuant to the Merger has the effect of a dividend under Section 356 of the Code. For purposes of determining whether a LFCB shareholder’s receipt of cash has the effect of a distribution of a dividend, the shareholder will be treated as if he, she, or it first exchanged all of his, her, or its LFCB Common Stock solely in exchange for Horizon Common Stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the LFCB shareholder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the LFCB shareholder if such receipt is, with respect to the shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Code. For purposes of applying the foregoing tests, as set forth below, a LFCB shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code.

Lafayette Community Bancorp

Horizon Bancorp

July 14, 2017

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a LFCB shareholder if it results in a “meaningful reduction” in the shareholder’s proportionate interest in Horizon. In determining whether the deemed redemption by Horizon results in a meaningful reduction in the shareholder’s percentage ownership of Horizon Common Stock, and therefore does not have the effect of a distribution of a dividend, a LFCB shareholder should compare his or her interest in Horizon (including interests owned actually, hypothetically, and constructively) immediately after the Merger (but before the deemed redemption) to his, her, or its interest after the deemed redemption. The Internal Revenue Service (“IRS”) has indicated, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no “control” over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction, if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the deemed redemption. In Rev. Rul. 76-385, the IRS found a reduction from .0001118% to .0001081% to be a meaningful reduction.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a LFCB shareholder who owns less than 50% of the voting power of the outstanding Horizon Common Stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the shareholder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon Common Stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a LFCB shareholder, if it results in a complete termination of the shareholder’s interest in the outstanding Horizon Common Stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption.

The aggregate adjusted tax basis of the shares of Horizon Common Stock received in the Merger will be the same as the aggregate adjusted tax basis of the shares of LFCB Common Stock surrendered in the Merger decreased by the amount of cash received in the Merger and increased by the (i) gain recognized in the Merger, if any, and (ii) recognized loss disallowed in the Merger, if any, provided the LFCB Common Stock was held as a capital asset as of the Effective Time. Section 358 of the Code. The holding period for shares of Horizon Common Stock received by a LFCB shareholder will include such shareholder’s holding period for the LFCB Common Stock surrendered in exchange for the Horizon Common Stock, provided that such shares of LFCB Common Stock were held as capital assets of the holder at the effective time of the Merger. Section 1223(1) of the Code.

Lafayette Community Bancorp

Horizon Bancorp

July 14, 2017

Exchange of LFCB Common Stock Solely for Cash. A LFCB shareholder who receives solely cash in exchange for all of his, her, or its shares of LFCB Common Stock (and is not treated as constructively owning Horizon Common Stock after the Merger under the circumstances referred to above regarding potential recharacterization of gain as a dividend) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such shareholder’s aggregate adjusted tax basis in the LFCB Common Stock surrendered in exchange for the cash. Section 356 of the Code. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the LFCB shareholder at the Effective Time. Section 1223(1) of the Code.

Cash in Lieu of Fractional Shares of Horizon Common Stock. The payment of cash in lieu of fractional shares of Horizon Common Stock will be treated as if the fractional shares were issued by Horizon in the Merger and then redeemed by Horizon in a taxable transaction. Rev. Rul. 66-365, 1966-2 C.B. 116. A LFCB shareholder otherwise entitled to receive the fractional share will recognize gain or loss measured by the difference between the amount of cash received and the shareholder’s basis allocable to the fractional share. Rev. Proc. 77-41, 1977-2 C.B. 574; Section 1001(a) of the Code. Any gain or loss realized on the redemption will be capital gain or loss, provided the fractional share would have constituted a capital asset in the hands of the redeeming shareholder, and will be long-term capital gain or loss if the holding period of the fractional share (determined by reference to the shares of LFCB Common Stock exchanged therefor) is more than one year.

Cancellation of LFCB Options Pursuant to the Merger. The receipt in the Merger by a holder of vested or unvested options to acquire shares of LFCB Common Stock of an amount of cash equal to the excess of $17.25 over the per share exercise price for each share of LFCB Common Stock subject to such stock options as consideration for the cancellation of such stock options will result in the recognition of taxable income in the form of taxable wages by such holder in that amount (less any amount paid by the holder to acquire the option, if any). Section 83 of the Code.

Information Reporting and Withholding. Payments of cash to a LFCB shareholder surrendering shares of LFCB Common Stock will be subject to information reporting and “backup” withholding at a rate of 28% of the cash payment to such shareholder, unless such shareholder (1) furnishes his, her, or its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, (2) certifies that such number is correct, (3) certifies as to no loss of exemption from backup withholding, and (4) meets certain other conditions. Any amounts withheld from payments to a LFCB shareholder under the backup withholding rules will be allowed as a refund or credit against such shareholder’s United States federal income tax liability, provided the required information is furnished to the IRS.

* * * * * * * * * * * *

We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of LFCB who acquired shares of LFCB Common Stock pursuant to the exercise of stock options or otherwise as compensation, and (ii) the tax

Lafayette Community Bancorp

Horizon Bancorp

July 14, 2017

consequences to special classes of shareholders, if any, including without limitation, foreign persons, financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers or brokers in securities, and persons that hold LFCB Common Stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein.

The opinions set forth herein are based upon the laws in effect and the facts, representations, and assumptions set forth above that are in existence on the date of this letter, and we assume no obligation to revise or supplement this letter should the law or facts, or both, change or to the extent that the representations upon which we have relied in rendering this opinion are inaccurate or to the extent that a party expressly entitled to rely on this opinion has omitted material facts or made material misrepresentations. The opinions expressed herein and concerning essentially factual issues are based on assumptions concerning future events and transactions. If these events and transactions do not occur, or if other events or transactions do not occur, or if other events or transactions not now contemplated do occur, the federal income tax consequences expressed herein may be adversely affected. Even if the assumed facts do occur, the IRS and the courts are not bound by this opinion, and there is no assurance that the IRS or a court would sustain such opinions if the matter were litigated on the merits. The only opinions intended to be provided herein are those which are expressly stated and no opinions by implication are intended or given. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions, including state or local tax consequences, or any federal, state, or local issue not specifically referred to and discussed above including, without limitation, the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We are furnishing this opinion in connection with the filing of the Registration Statement on Form S-4 filed to register the shares of Horizon Common Stock to be offered to the LFCB shareholders (the “Registration Statement”), and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP